Exhibit 10.18

BEAZER HOMES USA, INC.

AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

PERFORMANCE SHARES AWARD AGREEMENT

THIS AWARD AGREEMENT (this “Agreement”) is made as of February 2, 2006 by and between BEAZER HOMES USA, Inc., a Delaware corporation (the “Company”), and                     , an individual resident of the State of                      (“Participant”).

WITNESSETH:

WHEREAS, the Company pursuant to its Amended and Restated 1999 Stock Incentive Plan (the “Plan”) wishes to make certain performance vesting incentive awards to Participant.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree to the terms set forth below. The terms of this Agreement shall be interpreted in accordance with the Plan and any capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

1.                                      AWARD OF PERFORMANCE VESTING RESTRICTED STOCK.

(a)           Award, Effective Date. The Company hereby notifies Participant that, effective as of January 1, 2006 (the “Performance Shares Effective Date”), the Company has awarded to Participant                 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), subject to the terms of the Plan and subject to achievement of the performance measures and such further adjustments as set forth herein. Such shares of Common Stock are hereinafter collectively referred to as the “Performance Shares.”

(b)           Performance Periods. The Performance Shares shall have the following Performance Periods (as defined below):

(i)            [1/3 of the Performance Shares] Performance Shares (the “A Target Performance Shares”) shall have a Performance Period commencing on January 1, 2006 and ending on December 31, 2008 (the “A Performance Period”);

(ii)           [1/3 of the Performance Shares] Performance Shares (the “B Target Performance Shares”) shall have a Performance Period commencing on January 1, 2006 and ending on December 31, 2009 (the “B Performance Period”); and

(iii)          [1/3 of the Performance Shares] Performance Shares (the “C Target Performance Shares” and collectively with the A Performance Shares and the B Performance Shares, the “Target Performance Shares”) shall have a Performance Period commencing on January 1, 2006 and ending on December 31, 2010 (the “C Performance Period” and together with the A Performance Period and the B Performance Period, the “Performance Periods”).

(iv)          The number of A Target Performance Shares, B Target Performance Shares and C Target Performance Shares shall be adjusted by the Company as deemed appropriate in its sole discretion to reflect the effect of any stock split, reverse stock split, stock dividend, stock combination or similar event with respect to the Common Stock such that each such Target Performance Shares shall represent one-third of the aggregate Target Performance Shares after giving effect to such event.

(c)           Performance Shares and Achievement of Performance Measures/Vesting.

(i)            Vesting of the A Target Performance Shares, B Target Performance Shares and C Target Performance Shares, which shall occur at the close of the market on each February 2 immediately following the applicable Performance Period and shall be determined by reference to the Company’s ranking of compound annual growth rate (“CAGR”) of total return to shareholders (as further described below, “TRS”) for the A Performance

Period, B Performance Period and C Performance Period, respectively, as compared to the CAGR of TRS for the Peer Group (as defined below), based on the following chart and as further described below:

CAGR Peer Ranking	Vesting Percentage for each of A, B and C Target Performance Shares
Above 3rd Ranked Peer	150%
Equal to 3rd Ranked Peer	130%
Equal to or Above 4th Ranked Peer	115%
Equal to or Above 5th Ranked Peer	100%
Equal to or Above 6th Ranked Peer	75%
Equal to or Above 7th Ranked Peer	50%
Below 7th Ranked Peer	0%

(ii)           For purposes of this Agreement, CAGR of TRS for a Performance Period for the Company and each member of the Peer Group shall be determined as follows:

CAGR of TRS =	Ending Stock Price + Dividends Paid	(1/n)
	Beginning Stock Price	-1

(1)                                  CAGR of TRS shall be calculated and rounded to the nearest one hundredth.

(2)                                  “Beginning Stock Price” shall mean the average of the closing prices of the subject company’s common stock for the twenty (20) trading days ending on the last trading day prior to the first trading day of the applicable Performance Period (i.e., the first trading day after January 1, 2006).

(3)                                  “Ending Stock Price” shall mean the average of the closing prices of the subject company’s common stock for the twenty (20) trading days ending on the last trading day of the applicable Performance Period.

(4)                                  “Dividends Paid” shall mean the total dollar amount of all dividends paid on one (1) share of stock during the applicable Performance Period.

(5)                                  “n” equals the number of years in the applicable Performance Period.

For purposes of the above calculations, the closing price of the subject company’s common stock shall be determined by reference to the closing price as reported by the principal exchange on which the subject company’s common stock is traded, or if such stock is not traded on an exchange as reported by the automated quotation system maintained by the National Association of Securities Dealers, Inc. (“NASDAQ”) or any successor quotation system as the last sales price or in absence of such last sales price, the mean between the closing representative bid and ask prices for the stock on each relevant date, as reported by NASDAQ or any successor quotation system. In the event the Company or any other entity in the Peer Group declares a stock split, reverse stock split, stock dividend, stock combination or similar event with respect to its common stock during any Performance Period, appropriate and proportionate adjustments shall be made by the Company, in its sole discretion under the Plan, to the Beginning Stock Price for such Performance Period for the Company or such member of the Peer Group subject to such event in determining TRS and CAGR of TRS for such Performance Period. Any similar adjustment deemed necessary and appropriate by the Company shall be made to the dividends paid during such Performance Period as is necessary to reflect the change in the Company’s or Peer Group members’ stock during the relevant Performance Period.

(iii)          Following the calculation of the Company’s CAGR of TRS and each member of the Peer Group’s CAGR of TRS for and after the completion of each applicable Performance Period, the Company’s CAGR of TRS peer ranking (the “CAGR Peer Ranking”) shall then be determined by aligning the CAGR of TRS for each member of the Peer Group from high to low and ranking the Company’s CAGR of TRS against such group. Once the CAGR Peer Ranking is determined, the amount of A Target Performance Shares, B Target Performance Shares and C Target Performance Shares, as applicable, awarded to Participant shall be determined by reference to the applicable corresponding Vesting Percentage of Target Performance Shares in the above table and all rights to the number of such Performance Shares determined shall be vested in the Participant on the February 2 immediately following the applicable Performance Period (the “Vested Performance Shares”).

(iv)          The Peer Group shall initially consist of the companies listed on Appendix A hereto, subject to the following:

(1)                                  In the event of a merger, acquisition or business combination transaction of a member of the Peer Group with or by another member of the Peer Group, the surviving entity shall remain in the Peer Group, without adjustment to its financial or market structure, and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall select a new member of the Peer Group (the “Replacement Member”) for the remaining term of the applicable Performance Period; provided, that, the Replacement Member’s CAGR of TRS for the applicable Performance Period shall be determined by taking (y) the non-surviving Peer Group entity’s TRS from the beginning of the Performance Period until the date on which the Replacement Member is selected by the Committee and determining the resulting CAGR of TRS for the full Performance Period based on such TRS and (z) the Replacement Member’s TRS from the date on which the Replacement Member is selected by the Committee to the end of the applicable Performance Period and determining the resulting CAGR of TRS for the full Performance Period based on such TRS. The sum of such two CAGR of TRS calculations shall represent the CAGR of TRS for such Replacement Member.

(2)                                  In the event of a merger of a member of the Peer Group with or by an entity outside the Peer Group, or the acquisition or business combination transaction by a member of the Peer Group of or with an entity outside the Peer Group, in each case, where the member of the Peer Group is the surviving entity, the surviving entity will remain a member of the Peer Group, without adjustment to its financial or market structure.

(3)                                  In the event of a merger or acquisition or business combination transaction of a member of the Peer Group with or by an entity outside the Peer Group, other form of “going private” transaction relating to any member of the Peer Group or the liquidation of any member of the Peer Group, where such member of the Peer Group is not the surviving entity or is otherwise no longer publicly traded, the Compensation Committee shall select a Replacement Member for the remaining term of the applicable Performance Period; provided, that, the Replacement Member’s CAGR of TRS for the applicable Performance Period shall be determined by taking (y) the non-surviving, privately held or liquidated Peer Group entity’s TRS from the beginning of the Performance Period until the date on which the Replacement Member is selected by the Committee and determining the resulting CAGR of TRS for the full Performance Period based on such TRS and (z) the Replacement Member’s TRS from the date on which the Replacement Member is selected by the Committee to the end of the applicable Performance Period and determining the resulting CAGR of TRS for the full Performance Period based on such TRS. The sum of such two CAGR of TRS calculations shall represent the CAGR of TRS for such Replacement Member.

(4)                                  In the event of a bankruptcy of a member of the Peer Group, such member shall remain in the Peer Group, without adjustment to its financial or market condition.

(d)           Dividends. During the applicable Performance Period, all dividends and other distributions otherwise payable with respect to the Performance Shares (whether in cash, property or shares of the Company’s Common Stock) shall be accrued for the account of the Participant and held by the Company in a book entry account. Such dividends and other distributions shall be subject to the same restrictions and adjustments as the Performance Shares with respect to which they were accrued and shall, to the extent vested, be paid when and to the extent the underlying Performance Shares are vested, as soon as practicable following the applicable vesting date. Any such dividends or other distributions related to Performance Shares that do not vest shall be forfeited by the Participant to the Company.

(e)           Change in Control. Upon the occurrence of a Change in Control (as defined in the Plan) of the Company, all Target Performance Shares not theretofore vested pursuant to Section 1(c)(iii) above shall become immediately vested with a 100% Vesting Percentage.

(f)            Additional Terms. Prior to vesting, Performance Shares shall not be voluntarily or involuntarily sold, assigned, transferred, pledged, alienated, hypothecated or encumbered by Participant, other than by will or the laws of descent and distribution. Prior to vesting, Participant shall have voting rights with respect to 100% of the Target Performance Shares represented by this Agreement. Prior to vesting, the Company may impose such restrictions with respect to Performance Shares in addition to those contained herein as the Company may, in its sole discretion, deem appropriate.

2.                                      FORFEITURE OF PERFORMANCE SHARES.

(a)           In the event that Participant’s employment with the Company or any of its Affiliates (as defined in the Plan) shall be Terminated for Cause (as defined below) or in the event Participant voluntarily resigns from his/her employment with the Company or any of its subsidiaries, then any Performance Shares which are held by Participant on the date of such termination and which have not previously vested in accordance with Section 1(c)(iii) hereof shall be forfeited by Participant (regardless of the level of TRS and CAGR of TRS for the period in which such termination occurs), and the Company shall have no further obligation to Participant with respect to such forfeited Performance Shares.

For purposes of this Agreement, a “Termination for Cause” shall mean a termination of employment by the Company (or an Affiliate of the Company) due to any of the following:

(i)            the willful and continued failure of Participant to perform substantially Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), for more than 15 days after a written demand for substantial performance is delivered to Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board of Chief Executive Officer believes that Participant has not substantially performed Participant’s duties, or

(ii)           the willful engaging by Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of Participant, shall be considered “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the President and Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the Company. The cessation of employment of Participant shall not be deemed to be for Cause unless and until there shall have been delivered to Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Participant and Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(b)           In the event Participant becomes Disabled (as defined below) or dies or his/her employment is terminated by the Company or any of its Affiliates other than a Termination for Cause, or in the event Participant’s employment is terminated by reason of his/her Retirement (as defined below), then Participant (or, as appropriate, Participant’s executors, estate or proper legal guardians and representatives) shall be entitled, in addition to such number of Performance Shares as may have vested prior to such Disability, death, termination other than for cause or Retirement (such number being referred to in this clause (b) as the “Vested Amount”), to the immediate vesting of such number of Target Performance Shares (rounded upward to the nearest whole share) as equals the positive difference (if any) of (A) the product of (y) the total number of Target Performance Shares awarded to Participant as described in Section 1(b) hereof multiplied by (z) a fraction, the numerator of which shall be equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from the Performance Shares Effective Date until the date of such Disability, death, termination not for cause or Retirement and the denominator of which shall be 60; minus (B) the Vested Amount.

For purposes of this Agreement, a Participant shall be deemed “Disabled” if the Participant becomes ill or is injured or otherwise becomes disabled or incapacitated such that, in the opinion of the Board of Directors of the Company or the Compensation Committee acting on its behalf, he/she cannot fully carry out and perform his/her duties as an employee of the Company (and its subsidiaries), and such disability or incapacity shall continue for a period of forty-five (45) consecutive days, and the term “Disability” shall have a meaning correlative with the foregoing.

For purposes of this Agreement, “Retirement” shall mean a voluntary termination of employment by a Participant aged 65 or older with at least five (5) years of Company service. A Participant may request approval for Retirement treatment if between the ages of 62 and 65 with at least five (5) years of Company service. At the sole discretion of the Compensation Committee, such requests shall be approved or denied.

(c)           Stock Certificates. The Target Performance Shares awarded hereunder shall be held in a book entry account by the Company. Upon vesting of any Performance Shares awarded hereunder, a certificate or certificates representing Vested Performance Shares shall be delivered to the Participant, which certificate or certificates may contain such legends as the Company, in its sole discretion, deems necessary or advisable in connection with applicable securities laws. To the extent the number of then Vested Performance Shares exceeds the number of Performance Shares then maintained in such book entry account, such shares shall be issued by the Company from shares held in treasury or from authorized but unissued shares of Common Stock of the Company.

3.                                      MISCELLANEOUS

(a)           The Plan. The award of Performance Shares provided for herein is made pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal offices of the Company (currently located at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328) and a copy of the Plan may be obtained by Participant through a request in writing therefor directed to the Secretary of the Company.

(b)           No Right to Employment. This Agreement shall not confer on Participant any right with respect to continuance of employment by the Company or any Affiliates, nor will it interfere in any way with the right of the Company to terminate such employment at any time.

(c)           Taxes. In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the award or vesting of Performance Shares, and in order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal, state or local payroll, withholding, income or other taxes are withheld or collected from Participant. Participant may elect to satisfy his/her federal, state and local income tax withholding obligations upon the vesting of Performance Shares by (i) having the Company withhold a portion of the then Vested Performance Shares having a Fair Market Value equal to the amount of federal and state income tax required to be withheld, (ii) delivering to the Company shares of Common Stock other than Vested Performance Stock with a Fair Market Value equal to such taxes, or (iii) delivering to the Company cash, check (bank check, certified check or personal check), money order or wire transfer equal to such taxes upon the vesting of Performance Shares.

(d)           Waivers. No waiver at any time of any term or provision of this Agreement shall be construed as a waiver of any other term or provision of this Agreement and a waiver at any time of any term or provision of this Agreement shall not be construed as a waiver at any subsequent time of the same term or provision.

(e)           Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.

(f)            Counterparts. This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(g)           Board and Committee Determinations. All matters to be determined by the Board of Directors of the Company or any committee thereof, including, without limitation, the Compensation Committee, pursuant to the terms of this Agreement shall be determined by the members of the Board or such duly authorized committee without the vote of Participant.

(h)           Law Governing Agreement. This agreement shall be governed by and construed in accordance with the laws of the state of Georgia.

IN WITNESS WHEREOF, the parties hereto have executed this AWARD AGREEMENT effective as of the date first written above.

BEAZER HOMES USA, INC.

Ian J. McCarthy
President / Chief Executive Officer

PARTICIPANT

[Name]

Appendix A

Peer Group Members

Centex Corp.

DR Horton Inc.

Hovnanian Enterprises Inc.

KB Home

Lennar Corp.

MDC Holdings Inc.

Pulte Homes Inc.

Ryland Group Inc.

Toll Brothers Inc.

A-1